EXHIBIT 5

[ARIAS, FABREGA & FABREGA LETTERHEAD]

June 30, 2006

Willbros Group, Inc.

Plaza 2000 Building

50th Street, 8th Floor

P. O. Box 0816-01098

Panama, Republic of Panama

Re:	Willbros Group, Inc. - Registration Statement

on Form S-8 (the “Registration Statement”)

Gentlemen:

We have acted as Panamanian counsel for Willbros Group, Inc., a Republic of Panama corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement relating to the registration of an additional 1,050,000 shares of Common Stock, par value $.05 per share, of the Company (the “Shares”), issuable pursuant to awards granted or to be granted under (i) the Willbros Group, Inc. Director Stock Plan, as amended, or (ii) the Willbros Group, Inc. 1996 Stock Plan, as amended (collectively, the “Plans”).

We have examined the Registration Statement being filed contemporaneously herewith. We have also examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the Plans and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans and applicable authorized forms of agreement thereunder, will be validly issued, fully paid, and non-assessable.

We are licensed to practice in the Republic of Panama and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.

June 30, 2006

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ARIAS, FABREGA & FABREGA

/s/ L. W. Watson III
L. W. Watson III